UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended:

December 31, 2021

K-Chain Group Inc.

(Exact name of issuer as specified in its charter)

Delaware

(Jurisdiction of incorporation or organization)

85-2903928

(I.R.S. Employer Identification Number)

155 N Lake Ave

Suite 800

Pasadena CA 91101

(Address of principal executive offices)

(310) 595- 2768

(Registrant's telephone number, including area code)

50,000,000 Shares of Common Stock

(Title of each class of securities issued pursuant to Regulation A)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K that are forward-looking statements within the meaning of the federal securities laws. The words "believe," "estimate," "could", "expect," "anticipate," "intend," "may", "plan," "seek," "may," and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report on Form 1-K are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive, and market condition and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, taking into account the information currently available to us, our actual performance, results and achievements or outcomes could differ materially from those set forth in the forward-looking statements. These factors include, among other things:

·Our lack of operating history on which to judge our business prospects and management;

·Our ability to raise capital and the availability of future financing;

·Our ability to compete in a highly competitive and evolving industry;

·Our ability to protect our intellectual property;

·Adverse federal, state, and local government regulation and taxation, rendering it difficult for us to monetize our products and services;

·Our ability to protect against and avoid criminal prosecution and civil liability in the U.S., given the illegal status of cannabis under U.S. federal law;

·Unpredictable events, such as the COVID-19 outbreak, and associated business disruptions could harm our financial condition, delay our operations, increase our costs and expenses, and impact our ability to raise capital.

You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report on Form 1-K, and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

Item 1. Business

Overview

The Company was originally incorporated in the State of Delaware on September 4, 2020.

The address of our web site is www.kchaingroup.com. The information at our web site is for general information and marketing purposes and is not part of this report for purposes of liability for disclosures under the federal securities laws.

K-CHAIN GROUP INC.(K-Chain), a Delaware Corporation, is an international e-Commerce wholesale platform provider offering wholesale unique exclusive products, logistics and delivery management, payment processing, and marketing to support its e-retail Franchise clients.

K-Chain Group Inc, through its brand KING-STORE provides on-line chain store franchise services to small and medium sized business (SMB) companies in Asia who want to explore to Japan, Euro, and US e-retail market. Our services include market research, products development, marketing strategies, oversea distribution, and on-line shopping system management and execution to improve e-retail efficiency and reduce administrative costs and risk worldwide for all our small to medium size (SMB) members. To provide global e-retail franchise services to our small and medium (SMB) sized members that will help their companies prosper

Our Target Market

In 2019, retail e-commerce sales worldwide amounted to 3.53 trillion US dollars and e-retail revenues are projected to grow to 6.54 trillion US dollars in 2022. Especially, e-retail continue growing to over 20% of total retail sales within 2 years. On-line shopping is one of the most popular on-line activities worldwide. Besides, the majority (54%) of US adult shoppers agree (43%) or strongly agree (11%) that they are willing to pay more for environmentally friendly products. This apparent willingness to pay a premium for “green” products has increased considerably since the beginning of the decade. KING-STORE follows the trends and joins e-retail industry as a brand-new on-line chain store franchise. We develop eco-friendly products and supply chain with our SMB members. Then, launch those ecofriendly products with competitive price and supply worldwide, especially to US, EU, and Japan market.

The target customers for K-CHAIN GROUPS “KING-STORE” are small and medium business (SMB) owners in Asia who provide products to domestic market and want to expand overseas. According to the market trend and KING-STORE brand positioning, new member development will specifically be focused on eco-friendly categories, including

• Organic Food and Supplements

• Daily Necessities

• Garment and Accessories

• Energy Saving House/Kitchen Appliance

Employees

We currently have one full-time employees. We do not currently have health, dental & vision insurance plans in place. We do not currently have any pension, annuity, profit sharing, or similar employee benefit plans, although we may choose to adopt such plans in the future.

Competition

At this time, we have not completed a thorough competitive analysis. We intend to use part of the proceeds to conduct such analysis and structure our strategy accordingly. Increased competition by larger and better-financed competitors could materially and adversely affect the business, financial condition, results of operations or prospects of the Company.

Because of the early stage of the industry in which the Company operates, the Company expects to face additional competition from new entrants. To become and remain competitive, the Company will require capital for research and development, regulatory compliance advice and expertise, marketing, sales and support. The Company may not have sufficient resources to maintain research and development, marketing, sales and support efforts on a competitive basis, which could materially and adversely affect the business, financial condition, results of operations or prospects of the Company.

Regulatory Environment

We are unaware of and do not anticipate having to expend significant resources to comply with any local, state and governmental regulations. We are subject to the laws and regulations of those jurisdictions in which we plan to offer our products and services, which are generally applicable to business operations, such as business licensing requirements, income taxes and payroll taxes. In general, the development and operation of our business is not subject to special regulatory and/or supervisory requirements.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Annual Report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed elsewhere in this Annual Report.

Results of Operations for the Years Ended December 31, 2021

Company Overview

The Company originally incorporated in the State of Delaware on September 4, 2020. Our corporate business address is: 155 N Lake Ave Suite 800 Pasadena CA 91101 . Our phone number is (310) 595-2768. Our E-Mail address is info@kchaingroup.com.

The address of our web site is www.kchaingroup.com. The information at our web site is for general information and marketing purposes and is not part of this report for purposes of liability for disclosures under the federal securities laws.

Our company provides e-Commerce support services to our e-Retail Franchise clients and is developing a proprietary online platform for international small and medium sized businesses in the online retail industry. Our mission is to empower our franchise members with opportunities to provide exclusive products and logistics through the online platform. We will achieve our mission by offering an inventory of unique exclusive products at wholesale to our e-Retail franchise operators in an easy to use B2C platform. Our initial goal is to fully develop an integrated buying platform, on-board e-Retail franchise operators within the countries we can operate in, obtain the required licensing approval in those markets, if necessary, and generate additional profit for all our members and ourselves.

The company will operate an on-line order processing platform that will allow for individual members to place orders, track order history, track shipments, handle accounting, and accept payments. We anticipate integrating with various on-line platforms to give our members greater insight into their business operations including profitability improvements. We also intend to offer online training for sales, logistics and product development.

We will be developing a proprietary software platform, acquiring, or developing educational material, setting up joint ventures or referral networks and advertising programs. We may also develop, license, or acquire additional software platforms to enhance the profitability of our franchise members. These may include accounting and inventory platforms as well as enhancing the online presence including ordering and delivery for our members.

Financial Conditions and Results from Operations

Results of Operations

There is limited historical financial information about us upon which to base an evaluation of our performance. We have not generated revenues from our operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including the financial risks associated with the limited capital resources currently available to us for the implementation of our business strategies. (See “Risk Factors”). To become profitable and competitive, we must develop the business plan and execute the plan. Our management will attempt to secure financing through various means including borrowing and investment from institutions and private individuals.

Since inception, most of our time has been spent refining and implementing our business plan.

During the period from inception September 4, 2020 through December 31, 2021 we did not generate any income. We incurred total operating expenses of $27,202 consisting of Professional Fees of $17,321, Other expenses of $7,649, Miscellaneous Expense of $2,100, Bank Service Charges of $90, Uncategorized Expenses of $42. Total loss this period is $27,202.

Liquidity and Capital Resources

iThe accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated any revenues since inception and sustained an accumulated net loss of $35,232 for the period from inception to December 31, 2021. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period. The Company’s continuation as a going concern is dependent upon, among other things, its ability to generate revenues and its ability to obtain capital from third parties. No assurance can be given that the Company will be successful in these efforts. The Company currently has no external sources of liquidity such as arrangements with credit institutions or off-balance sheet arrangements that will have or are reasonably likely to have a current or future effect on our financial condition or immediate access to capital.

Our director and officer have made no commitments, written or oral, with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees.

If the Company is unable to raise the funds partially through this offering, the Company will seek alternative financing through means such as borrowings from institutions or private individuals. There can be no assurance that the Company will be able to keep costs from being more than these estimated amounts or that the Company will be able to raise such funds. Even if we sell all shares offered through this Offering Circular, we expect that the Company will seek additional financing in the future. However, the Company may not be able to obtain additional capital or generate sufficient revenues to fund our operations. If we are unsuccessful at raising sufficient funds, for whatever reason, to fund our operations, the Company may be forced to seek a buyer for our business or another entity with which we could create a joint venture. If all of these alternatives fail, we expect that the Company will be required to seek protection from creditors under applicable bankruptcy laws.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Going Concern

These financial statements have been prepared on a going concern basis, which assumes that the Company will be able to meet its obligations and continue its operations for the next twelve months. The Company expects to incur further losses in the development of the business. These factors indicate the existence of material uncertainties that may cast significant doubt upon the Company's ability to continue as a going concern. As a result, the Company may be unable to realize its assets and discharge its liabilities in the normal course of business. The Company's ability to continue as a going concern is dependent on its ability to obtain necessary financing to meet its corporate expenditures and discharge its liabilities in the normal course of business. Although the Company has been successful in obtaining financing during the year ended December 31, 2021 there can be no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to the Company.

Item 3. Directors and Officers

Directors, Executive Officers and Significant Employees

The table below sets forth our directors and executive officers of as of the date of this Annual Report.

Name (1)	Position	Age	Term of Office	Hours/Week
Yuxia Zhang	CEO, Director, Chairman, Compliance	52	09/01/2020 to present	Full-time

Business Experience

Richard “Rich” Thomas, Chief Executive Officer, Director

Yuxia Zhang was born in Guangzhou, China. She graduated from Guangdong University of Technology in 1991 with a bachelor’s degree in mechanical manufacturing. After graduating from university, she entered Guangzhou Pharmaceutical Company and was promoted to engineer with outstanding performance within one year. In 2006, she received a master’s degree in business administration from Guangzhou University of Technology. She has since taught at both Guangzhou Machinery School and Guangzhou University of Technology. Yuxia Zhang mainly focuses on researching on B2B and B2Cnetwork globalization, and how to establish a scientific, reasonable, legal, and competitive consumer platform among enterprises and between enterprises and sellers. In 2017, she began to conduct field research in Japan and established strategic partnerships with several century-old enterprises in various industries. In 2020, she founded K-Chain Group Inc. and created her own brand “KING-STORE” sales platform. Using a new brand and a new online franchising model, she has provided B2B and B2C with a fresh and innovative path to success.

Involvement in Certain Legal Proceedings

To our knowledge, none of our current directors or executive officers has, during the past ten years:

·been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

·had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

·been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

·been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

·been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

·been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the Exchange Act)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth above and in our discussion below in "Security Ownership of Management and Principal Shareholders - Transactions with Related Persons," none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results.

Compensation of Executive Officers

During the Company's fiscal year ended December 31, 2021, the Company paid the following cumulative consulting fees and salaries to their executive officers (reported in Canadian dollars unless otherwise noted):

Name (1)	Received (2)	Cash Compensation 2020	Cash Compensation 2021	Other Compensation	Total Compensation
Yuxia Zhang	CEO/Director	-	-	-	-

Director Compensation

We currently do not have any other directors besides Ms. Zhang CEO. Upon completion of this Offering, the Company may decide to compensate the Director with payment but at this time only Common shares has been issued.

Employment Agreements

We have not entered into employment and consulting agreements with the executive officers and employees. We may enter into employment agreements with key executives and employees in the future. A stock incentive program for our directors, executive officers, employees and key consultants may also be established.

Certain Relationships

None

Item 4. Security Ownership of Management and Certain Securityholders

The following table shows the beneficial ownership of our Common Shares, as of December 31, 2021 held by (i) each person known to us to be the beneficial owner of more than 10% of any class of our voting securities; (ii) each director who is the beneficial owner of more than 10% of any class of our voting securities; (iii) each executive officer who is the beneficial owner of more than 10% of any class of our voting securities; and (iv) all directors and executive officers and management as a group. As of December 31, 2021, there were 15,388,100 Common Shares issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Common Shares subject to options and warrants currently exercisable or which may become exercisable within 60 days of the date of this Offering Circular, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all Common Shares shown as beneficially owned by them.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over their shares of common stock, except for those jointly owned with that person's spouse. Percentage of beneficial ownership before the offering is based on 15,388,100 shares of common stock outstanding as of December 31, 2021. Unless otherwise noted below, the address of each person listed on the table is c/o K-CHAIN GROUP, INC.

Common Shares Beneficially Owned Prior to Offering

Name and Position of Beneficial Owner	Number	Percent
Yuxia Zhang	13,000,000	100%

Item 5. Interest of Management and Others in Certain Transactions

Transactions with Related Persons

The Company’s officers and directors own the majority of the issued and outstanding controlling shares of the Company. Consequently, they control the operations of the Company and will have the ability to control all matters submitted to stockholders for approval, including, but not limited to:

·Election of the Board of Directors

·Removal of any Directors

·Amendments to the Company’s Articles of Incorporation or bylaws;

·Adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination.

Thus, our officers and directors will have control over the Company’s management and affairs. Accordingly, this ownership may have the effect of impeding a merger, consolidation, takeover or other business combination, or discouraging a potential acquirer from making a tender offer for the Common Stock.

Review, Approval and Ratification of Related Party Transactions

To date we have not adopted formal policies and procedures for the review, approval or ratification of related party transactions with our executive officers, directors and significant shareholders. Subsequent to the year ended December 31, 2021, we have begun to establish formal policies and procedures so that such transactions will be subject to the review, approval or ratification of our Board, or an appropriate committee thereof. Until such a time where the policies are formally adopted, our directors will continue to approve any related party transactions.

Item 6. Other Information

Regulation A+ Tier 2

The Company is currently engaged in a Regulation A+ offering of up to 50,000,000 Common Shares of stock which was Qualified on January 11, 2021. The Company intends to file an amended Offering on or before March 30, 2022. Additional information can be found at https://www.sec.gov/edgar/search/#/ciks=0001830348&entityName=K-Chain%2520Group%2520Inc.%2520(CIK%25200001830348)

Change of Control and Address

No Changes of control.

Item 7. Financial Statement

INDEPENDENT AUDITORS’ REPORT

Report on the Financial Statements

We have audited the accompanying financial statements of K-Chain Group, Inc. which comprise the Balance Sheets as of December 31, 2021 and for the period from inception (September 4, 2020) through December 31, 2021 and the related statements of Operations, Changes in Stockholder’s Equity, and Cash Flows for the periods then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the financial statements, the Company has not generated any revenues since inception and sustained an accumulated net loss of $35,232 for the period from inception to December 31, 2021. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. My opinion is not modified with respect to this matter.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of K-Chain Group, Inc. as of December 31, 2021 and the period from inception (September 4, 2020) through December 31, 2021 and the results of its operations and its cash flows for the periods then ended in accordance with accounting principles generally accepted in the United States of America.

               Balance Sheet

K-Chain Group Inc.

For the years ended Dec. 31, 2021

	2021	2020
Assets	$	$
Total Cash and Bank	139,255	23,570
Total Other Current Assets	—	—
Total Long-term Assets	—	—
Total Assets	139,255	23,570

Commitment and Contingencies

Equity
Common Stock	1,550	1,300
Additional paid in capital	184,107	30,300
Total Retained Deficit	(46,402)	(8,030)
Total Equity	139,255	23,570

(See accompanying notes to these financial statements)

Income Statement
K-Chain Group Inc.
For the years ended Dec. 31, 2021

	2021	2020
	$	$
Total Income	-	-

Total Cost of Goods Sold	-	-

Gross Profit	-	-

Operating Expenses
Professional Fees	24,821	8,000
Other Expenses	8,195	—
Miscellaneous Expense	5,104	—
Bank Service Charges	102	30
Compensation Expense	150	—
Total Operating Expenses	38,372	8,030

Net Income (Loss)	(38,372)	(8,030)

Average Shares Outstanding	15,388,100	13,000,000

Net Loss Per Common Share	0	0

(See accompanying notes to these financial statements)

Statement of Stockholders' Equity
K-Chain Group Inc.
For the years ended Dec. 31, 2021

	Common Stock
Shares	Amount	Additional Paid-in-capital	Common stock to be issued	Retained Earnings	Total Stockholders' Equity
		—	—	—	—	—
Issuance of shares	13,000,000	1,300	30,300	—	31,600
Net Income	—	—	—	(8,030)	(8,030)
Stockholders' Equity Sep. 30, 2020	13,000,000	1,300	30,300	(8,030)	23,570
Issuance of shares	888,100	89	153,807	11	—	153,907
Stock Compensation	1,500,000	150	150
Net Income	—	—	—	(38,372)	(38,372)
Stockholders' Equity Dec. 31, 2021	15,388,100	1,539	184,107	11	(46,402)	139,255

(See accompanying notes to these financial statements)

Cash Flow Statement
K-Chain Group Inc.
For the years ended Dec. 31, 2021

	2021	2020
Operating Activities	$	$
Expenses	38,222	8,030
Net Loss from Operating Activities	38,222	8,030
Financing Activities
Sale of Common Stock	153,907	31,600
Other	—	—
Net Cash from Financing Activities	153,907	31,600
OVERVIEW
Starting Balance	23,570	—
Gross Cash Inflow	153,907	31,600
Gross Cash Outflow	(38,222)	(8,030)
Net Cash Change	115,685	23,570
Ending Balance	139,255	23,570

(See accompanying notes to these financial statements)

K-Chain Group, Inc.

NOTES TO FINANCIAL STATEMENTS

For year ended December 31, 2021

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

K-Chain Group Inc. (the “Company”) was incorporated in the State of Delaware on September 4, 2020. The Company is in the development stage whose purpose is to provide an international online e-commerce platform specializing in unique exclusive products from the Asian market sector.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development Stage Company

The Company is considered to be in the development stage as defined in ASC 915 “Development Stage Entities.” The Company is devoting substantially all of its efforts to the development of its business plans. The Company has elected to adopt early application of Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements; and does not present or disclose inception-to-date information and other remaining disclosure requirements of Topic 915.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Start-Up Costs

In accordance with ASC 720, “Start-up Costs”, the Company expenses all costs incurred in connection with the start-up and organization of the Company.

Cash

Cash includes cash in bank only.

Revenue Recognition

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”) and Accounting Standards Codification (“ASC”) Subtopic 340-40, Other Assets and Deferred Costs - Contracts with Customers (“ASC 340-40”), (collectively, “Topic 606”). On September 30, 2020, the Company adopted Topic 606. ASU 2014-09 requires entities to recognize revenue through the application of a five-step model, which includes identification of the contract, identification of the performance obligations, determination of the transaction price, allocation of the transaction price to the performance obligations and recognition of revenue as the entity satisfies the performance obligations. The Company implemented ASU 2014-09 for the semi-annual reporting period presented.

Earnings Per Share

In accordance with accounting guidance now codified as FASB ASC Topic 260, “Earnings per Share,” Basic earnings (loss) per share (“EPS”) is computed by dividing net profit/loss available to common stockholders by the weighted average number of common shares outstanding during the period, excluding the effects of any potentially dilutive securities. The number of common shares that are exercisable or converted into common stock is not material to effect diluted EPS results.
Further, since the Company showed a loss for the period presented, basic and diluted loss per share are the same for the period.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, “Accounting for Income Taxes”. The asset and liability method provide that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized. As of December 31st, 2021, the Company did not have any amounts recorded pertaining to uncertain tax positions.

Fair Value Measurements

The Company adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

The Company has no assets or liabilities valued at fair value on a recurring basis.

Year End

The Company to a December 31st year end for accounting purposes through Board Resolution dated December 13th, 2021.

NOTE 3 - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has not generated any revenues since inception and sustained an accumulated net loss of $(46,402) for the period from inception to December 31st, 2021. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period.  The Company’s continuation as a going concern is dependent upon, among other things, its ability to generate revenues and its ability to obtain capital from third parties.  No assurance can be given that the Company will be successful in these efforts.

Management plans to raise significant capital through investors to capitalize its business plan.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4 - INCOME TAXES

The reconciliation of income tax benefit at the U.S. statutory rate of 21% for the period ended December 31, 2021, to the Company’s effective tax rate is as follows:

Income tax expense at statutory rate	$9,744
Change in valuation allowance	(9,744)
Income tax expense per books	$0

The tax effects of temporary differences that give rise to the Company’s net deferred tax assets for the period ended December 31, 2021, are as follows:

Net Operating Loss	$(46,402)
Valuation Allowance	46,402
Net deferred tax asset	$0

The Company has approximately $(46,402) of net operating losses (“NOL”) carried forward to offset taxable income, if any, in future years which expire commencing in fiscal 2037. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the assessment, management has established a full valuation allowance against all of the deferred tax asset relating to NOLs for every period because it is more likely than not that all of the deferred tax asset will not be realized.

NOTE 5 – COMMITMENT AND CONTINGENCIES

The Company entered into a monthly lease agreement with US-KT Investment Consultant Group Inc. for office space in Pasadena, California executed on 10/01/2020 at a rate of $150.00/month. Rent was paid for by a third party for the benefit of K-Chain Group.

NOTE 6 – STOCKHOLDERS’ EQUITY

Authorized Stock

The Company has authorized 100,000,000 common shares with a par value of $0.0001 per share. Each common share entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought.

The Company has no authorized preferred shares at this time but may deem it advisable to authorize one or more class(es) of Preferred Stock

The Company ownership contributed $31,600 for operating purposes in exchange for 13,000,000 common shares. These shares were authorized by the Board on September 25th, 2020.

During the December 31, 2021 Year End period, Koch Partners International was issued 500,000 common shares of stock bearing a restrictive legend. Also, 1,000,000 shares were issues to Jiwang Wei and Xue Lan in exchange for marketing services rendered to the company.

In the same period as the prior paragraph, the company realized $153,907 as proceeds from the sale of 1,002,000 common shares, which brings the total outstanding shares to 15,388,100.

NOTE 7 – CONSULTING SERVICES

The Company entered into a consulting agreement to begin on August 3rd, 2020, with Koch Partners International (USA) to provide ongoing consulting services for the establishment and ongoing development of the Company. The payment for services is $55,000 over a 12-month period.

NOTE 8 – SUBSEQUENT EVENTS

On January 1, 2022, the company entered into a new service agreement with Koch Partners to handle all business-related matters. Koch Partners will receive $6,000 monthly for the services rendered.

The Company has evaluated subsequent events through the date these financials were made available for issuance and concluded that no other subsequent events have occurred that would require recognition in the Financial Statements or disclosure in the Notes to the Financial Statements.

SIGNATURES

Pursuant to the requirements of Regulation A+, the issuer has duly caused this Annual Report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, Delaware on June 14, 2022

K-Chain Group, Inc..

By:	/s/ Yuxia Zhang
Name:	Yuxia Zhang
Title:	President, CEO, Director